Exhibit 99.1

Rigel Completes Stockholder Rights Offering
Friday August 1, 7:31 am ET

SOUTH SAN FRANCISCO, Calif., Aug. 1 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL - News) today announced that it has raised approximately $9.3 million in gross proceeds from the completion of its previously announced stockholder rights offering. All validly exercised subscription rights, both basic and over subscription rights, were accepted by the company. Rigel issued approximately 1.6 million shares of its common stock in the rights offering, which concluded on July 25, 2003. Certificates for the shares sold in connection with the rights offering will be issued to the appropriate stockholders as soon as practicable.

“We greatly appreciate the support that our stockholders demonstrated for Rigel with the successful completion of this rights offering,” stated James M. Gower, Rigel’s chairman and chief executive officer. “With the proceeds from this offering combined with the proceeds of the recently completed $46 million private placement, we intend to continue pursuing the clinical development for our leading drug candidate programs in allergic rhinitis/asthma, hepatitis C and rheumatoid arthritis to the point that proof of human efficacy can be substantiated.”

The rights offering was a distribution of non-transferable subscription rights on a pro rata basis whereby each stockholder received one basic subscription right to purchase 0.4508 of a share of Rigel common stock for each share owned as of the record date, April 29, 2003 (adjusted for the 1 for 9 reverse split completed on June 25, 2003). The subscription price of each share purchased was $5.76 per share.

About Rigel

Rigel’s mission is to become a source of novel, small-molecule drugs to meet large, unmet medical needs. Rigel has identified three lead product development programs: mast cell inhibition to treat immunologic diseases such as asthma/allergy and autoimmune disorders, antiviral agents to treat hepatitis C, and ligases, a new class of cancer drug targets. Rigel has begun clinical testing of its first product candidate, for allergic rhinitis, and plans to begin clinical trials of two additional drug candidates for the treatment of hepatitis C and rheumatoid arthritis within the next twelve months.

This press release contains “forward-looking” statements, including statements related to the sufficiency of Rigel’s cash resources. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials as well as the risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and Annual Report on Form 10-K, as amended, for the year ended December 31, 2002. Rigel does not undertake any obligation to update forward-looking statements.